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LOUISIANA-PACIFIC CORPORATION
EXECUTIVE LOAN PROGRAM

As Amended and Restated November 3, 2001

        1.    Purpose.    To provide loans to company executives for the purchase by them of shares of company stock. Such purchases shall be of shares of treasury stock held by the company.

        2.    Covered Executives.    (a) The CEO, all Vice Presidents and all other employees who are "executive officers" of the company under Section 16 of the Securities Exchange Act of 1934, (b) Business Team Leaders and (c) other executives as designated by the CEO.

        3.    Loan Amount.    Equal to the total cost of the shares of company stock purchased in one transaction by the executive from the company during the 60-day period following the effective date of this Executive Loan Program (the "Loan Program") for such executive. The loan shall be made upon written notification to the company by the executive of the number of shares he or she desires to purchase. Such shares shall be sold to the executive on the date such notification is received by the company at a price equal to the closing price of company stock on the New York Stock Exchange (NYSE) on such date or, if there is no trading on the NYSE on such date, the next preceding day on which there was such trading, and the necessary loan documents for the loan in an amount equal to the cost of such shares shall be executed by the parties as of such date.

        4.    Maximum Loan Amount.    Three (3) times an executive's annual base pay as of the effective date of the Loan Program for such executive.

        5.    Minimum Purchase and Loan.    To qualify for the loan, the executive must purchase a minimum of 10,000 shares of company stock.

        6.    Maximum Total Loans.    The lesser of $20 million or 1.7 million shares of company stock.

        7.    Interest on Loan.    The interest rate shall be the lowest prevailing rate that will avoid imputed interest under Section 7872 of the Internal Revenue Code.

        8.    Accrued Interest.    Annual accrued interest shall be added to the principal amount each year and shall be paid when the principal amount becomes due.

        9.    Term of Loan.    Six years following the expiration of the 60-day period referred to in paragraph 3 above, except five years following the expiration of such 60-day period for those executives who become covered executives on or after November 24, 2000, unless earlier terminated as provided below.

        10.    Security.    Loans shall be unsecured.

        11.    Termination of Employment.    The outstanding amount of principal and accrued interest under the loan shall be paid within 30 days following an executive's resignation or involuntary termination of employment.

        12.    Loan Forgiveness.    The provisions of this Paragraph 12 apply to those executives with outstanding loans under the Loan Program on or after November 24, 2000.

          (a)    Length of Service Forgiveness.    If the executive remains continuously employed by the company until January 23, 2004, January 23, 2005 or January 23, 2006 ("Applicable Forgiveness Dates"), the following percentages of the original loan principal amount and the amount of accrued interest as of such date shall be forgiven:

Applicable Forgiveness Date	Original Loan Principal Forgiveness	Accrued Loan Interest Forgiveness
January 23, 2004	50 percent	-0-
January 23, 2005	25 percent	50 percent
January 23, 2006	25 percent	100 percent

  In the event that, after January 23, 2001 and before January 23, 2006, the executive terminates employment with the company by reason of death, disability or involuntary termination by the company without cause, the executive shall be forgiven a prorated amount of the loan principal and accrued interest forgiveness percentages set forth above based upon his actual period of employment by the company during the period January 23, 2001 (or his last Applicable Forgiveness Date, if later) to the next Applicable Forgiveness Date following such termination. The provisions of paragraph 11 of the Loan Program shall apply to the remaining unforgiven loan principal and accrued interest amounts.

          (b)    Stock Price Forgiveness.    In addition to any loan principal and interest forgiveness provided under paragraph 12(a) above based upon length of service, if the company stock has traded on the NYSE at or above the price per share ("Price") set forth below (to be appropriately adjusted for any stock dividends or splits or recapitalizations that hereafter occur) for at least five consecutive trading days during the 12-month period immediately preceding an Applicable Forgiveness Date on which the executive remains employed by the company, the following additional percentages of the original loan principal amount and the amount of accrued interest as of such date shall be forgiven:

Applicable Forgiveness Date	Price	Additional Original Loan Principal Forgiveness	Additional Accrued Interest Forgiveness
January 23, 2004	$16.00	25 percent	50 percent
	20.00	50 percent	100 percent
January 23, 2005	18.00	25 percent	50 percent

          (c)    Certain Terminations after November 2, 2001.    In the event the executive terminates employment with the company after November 2, 2001 by reason of death, disability, involuntary termination by the company without cause or termination by the executive for good reason following a Change in Control, the executive shall be forgiven (i) an amount of original loan principal equal to the excess of the executive's cost basis in the shares of company stock purchased under the Loan Program over the fair market value of such shares on such employment termination date, to the extent such amount exceeds the amount of original loan principal forgiveness made under paragraphs 12(a) and 12(b) above on or before such date plus any amounts paid outside of the Loan Program as severance that are determined by the amount of loss on company stock purchased under the Loan Program and (ii) 100 percent of the executive's accrued loan interest under the Loan Program as of such employment termination date. For purposes of this paragraph 12(c), the following definitions shall apply:

            (1)  "cause" shall mean (i) knowing and significant misconduct including, without limitation, knowing violation of laws or regulations, that demonstratively injures or damages the company or (ii) knowing and continued failure to perform, after notice and opportunity to correct, the key duties of his or her position with the company.

            (2)  "good reason" shall mean (I) a diminution in the executive's position, authority, duties or responsibilities, (ii) a reduction in the executive's base salary or annual incentive opportunity, (iii) a reduction in other employee benefits of the executive not generally applicable to all employees in a similar position or (iv) a requirement that the executive's employment be based at a location more than 25 miles from its current location.

            (3)  "Change in Control" shall have the same meaning as set forth in Section 2.5 of the Louisiana-Pacific Corporation Deferred Compensation Plan as in effect November 3, 2001.

            (4)  "fair market value" shall mean the mean between the high and low trading prices per share of company stock on the New York Stock Exchange on the applicable termination of employment date or, if the company stock was not traded on that date, on the next preceding day on which such stock is traded.

          (d)    Stock Ownership.    Notwithstanding paragraphs (a), (b) and (c) above, no amount of loan principal or interest shall be forgiven on a forgiveness date if the executive no longer owns on such date, directly or beneficially, all of the shares of company stock originally purchased under the Loan Program.

        14.    Loan Forgiveness—Income Taxes.    In the event of loan forgiveness under Paragraph 12 above, the executive shall be required to make arrangements satisfactory to the company for payment of all withholding and payroll taxes due in connection with such forgiveness. At the option of the executive, or at the option of the company if no other arrangement for tax payment by the executive is made, income and other taxes that become payable by the executive with respect to such loan forgiveness and which are required to be withheld and paid over by the company may be satisfied by the transfer by the executive to the company of shares of company stock purchased under the Loan Program equal in fair market value to the amount of the tax obligation.

        15.    Dividends.    Dividends paid on company stock that is subject to a loan under the Loan Program shall be paid to the executive. Shares issued as a result of a stock dividend or split or recapitalization shall be issued in the name of the executive and held pursuant to the custody agreement referred to in Paragraph 15 below.

        16.    Loan Documents.    As a condition of receiving the loan or any extension thereof, the executive shall execute a promissory note and such other agreements as may be required by the company including, subject to applicable law, a custody agreement with respect to the stock purchased under the Loan Program and agreement authorizing the company to deduct any loan amount due and payable from any amounts owed by the company to the executive as compensation or otherwise.

        17.    Securities Laws.    Purchases and sales of company stock pursuant to the Loan Program shall comply in all respects to federal and state securities laws and L-P's policies on insider trading.

        18.    Effective Date.    The Loan Program is effective November 24, 1999 as to executives who are covered executives under Paragraph 2 above during the period November 24, 1999 to January 23, 2000. The Loan Program is effective November 24, 2000 for all other executives who are covered executives under Paragraph 2 above during the period November 24, 2000 to January 23, 2001.

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LOUISIANA-PACIFIC CORPORATION EXECUTIVE LOAN PROGRAM As Amended and Restated November 3, 2001